Exhibit 99.1

Apco Oil and Gas International Inc.
(NASDAQ: APAGF)
One Williams Center MD 35-8
Tulsa, OK 74172
800-600-3782
www.apcooilandgas.com

News Release [Apco logo]

DATE: Aug.5, 2010

MEDIA CONTACT:	INVESTOR CONTACT:
Kelly Swan (918) 573-4944	Thomas Bueno (918) 573-2570

Apco Reports Second-Quarter 2010 Results

TULSA, Okla. – Apco Oil and Gas International Inc. (NASDAQ:APAGF) today announced that for the three and six-month periods ended June 30, 2010, it generated unaudited net income attributable to Apco of $7.1 million and $11.1 million, or $0.24 and $0.38 cents per share, compared with net income of $5.4 million and $10.4 million for the same periods in 2009.

Net income attributable to Apco increased for both the second-quarter and year-to-date periods primarily due to higher sales prices for all of the company’s products and greater equity income from Argentine investments.

These favorable variances were partially offset by higher production and lifting costs, increased provincial production taxes, and greater exploration expense for the acquisition of seismic information and higher income tax expense.

Higher average sales prices resulted in favorable impacts on operating revenues of $3.3 million for the quarter and $6.7 million for the first six months.

Compared with second-quarter 2009, total operating revenues increased by $6 million. Revenues during the period were higher due to the previously mentioned benefits of increased average oil, natural gas, and LPG sales prices combined with greater sales volumes for all of Apco’s products.

Total costs and operating expenses for the quarter increased by $4.2 million primarily from higher production and lifting costs, greater exploration expense and higher provincial production taxes.

During the first six months of 2010, Apco incurred $5.2 million more in exploration expense than the comparable period of 2009 due to increased exploration activity, substantially offsetting the benefits of higher sales prices. In 2010, significant seismic acquisition investments were made in Argentina and Colombia compared with minimal activity in 2009. These planned expenditures are an integral part of management’s strategy to grow in the company’s core area in Argentina and its new blocks in Colombia.

Additionally, higher product prices and modest sales volume increases from Apco’s equity interests resulted in greater equity income from Argentine investments for both the quarter and year-to-date results.

“We’re pleased to have experienced production and strong year-over-year product price increases through the first six months of the year. We hope the commodity price environment in Argentina will continue to improve which would encourage both conventional and unconventional exploration activity to help supply the growing energy needs of the country,” said Ralph Hill, Apco’s chairman and chief executive officer.

2010 Capital Program

During the first six months of 2010, capital expenditures of $13.2 million were invested primarily for development drilling in the Entre Lomas and Bajada del Palo concessions, including two horizontal wells in Bajada del Palo. Drilling activities also continued satisfactorily in Tierra del Fuego and Acambuco.

In the Agua Amarga exploration permit, Apco completed its exploration commitments by drilling the Jarilla Quemada x-1 gas well. Log analysis indicates productive potential in three separate formations, and the well is scheduled to be tested in the third quarter.

Including the farm-in agreement in the Coirón Amargo exploration permit announced in the first quarter, Apco’s 2010 capital expenditure budget – net to the company’s direct working interests – is estimated to be approximately $38 million.

“We are very focused on exploration in 2010 as we attempt to grow our company through the drill bit. In August, we plan to spud the first of two wells that will be drilled back-to-back in the Coirón Amargo exploration block in the Neuquén basin,” said Thomas Bueno, Apco’s president and chief operating officer.

“In Colombia, in addition to our recent successful bid for the Llanos 40 exploration block, we continue to push ahead with processing and interpretation of seismic information acquired over the Llanos 32 and Turpial blocks.

“Our current view is to commence exploration drilling in Colombia during the first quarter of 2011. Timing has been fortuitous so far as these significant exploration expenses are occurring during a period when our product netbacks are trending upward,” Bueno added.

Apco Oil and Gas International Inc.
Summary of Earnings
(In Thousands of Dollars Except Per Share Amounts)
	2010	2009
Three months ended June 30

Operating revenue	21,810	15,818

Costs and operating expenses	16,436	12,190

Investment income	4,492	3,562

Net income attributable to Apco	7,117	5,394

Per share	0.24	0.18

	2010	2009
Six months ended June 30

Operating revenue	41,628	33,075

Costs and operating expenses	33,901	26,170

Investment income	8,389	6,774

Net income attributable to Apco	11,113	10,412

Per share	0.38	0.35

About Apco Oil and Gas International Inc. (NASDAQ: APAGF)
Apco Oil and Gas International Inc. is an international oil and gas exploration and production company with interests in nine oil and gas concessions and two exploration permits in Argentina, and two exploration and production contracts in Colombia. More information is available at www.apcooilandgas.com. Go to http://www.b2i.us/irpass.asp?BzID=1671&to=ea&s=0 to join our e-mail list.

# # #

Our reports, filings, and other public announcements may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	Amounts and nature of future capital expenditures;

•	Volumes of future oil, natural gas, and LPG production;

•	Expansion and growth of our business and operations;

•	Financial condition and liquidity;

•	Business strategy;

•	Estimates of proved gas and oil reserves;

•	Reserve potential;

•	Development drilling potential;

•	Cash flow from operations or results of operations;

•	Seasonality of natural gas demand; and

•	Oil and natural gas prices and demand.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this announcement. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	Availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future oil and natural gas reserves), market demand, volatility of prices, and the availability and cost of capital;

•	Inflation, interest rates, fluctuation in foreign currency exchange rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	The strength and financial resources of our competitors;

•	Development of alternative energy sources;

•	The impact of operational and development hazards;

•	Costs of, changes in, or the results of laws, government regulations (including proposed climate change legislation), environmental liabilities and litigation;

•	Political conditions in Argentina, Colombia and other parts of the world;

•	The failure to renew participation in hydrocarbon concessions granted by the Argentine government on reasonable terms;

•	Risks associated with future weather conditions and earthquakes;

•	Acts of terrorism; and

•	Additional risks described in our filings with the Securities and Exchange Commission (“SEC”).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.
In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this announcement. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the SEC on Mar. 12, 2010, and our quarterly reports on Form 10-Q available from our offices or from our website at www.apcooilandgas.com.